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Policy Number [SPECIMEN]
Insured                            [JOHN DOE]

Initial Specified Amount     $[100,000]         Policy Date        [MAY 1, 2015]
                  The Lincoln National Life Insurance Company
                                (the "Company")
A Stock Company   Home Office Location:        [Fort Wayne, Indiana]
    Administrator Mailing Address:  [The Lincoln National Life Insurance Company
                                    350 Church Street
                                    Hartford, CT 06103-1106]
The Lincoln National Life Insurance Company agrees to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death of the Insured while this policy is In Force and to provide the other rights and benefits in accordance with the terms of this policy.

READ THIS POLICY CAREFULLY
This is a legal contract between You and Us. This policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this policy. In consideration of the application and the payment of premiums as provided, this policy is executed by Us as of the Policy Date at the Administrator Mailing Address shown above. Pay particular attention to the Policy Specifications as they are specific to You and may contain important terms and conditions.

RIGHT TO EXAMINE THIS POLICY
You may return this policy for any reason to the insurance agent through whom it was purchased or to Us at the address listed above within 10 days after its receipt (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right to Examine Period"), any Net Premium Payment received by Us will be placed in the [money market Sub-Account] as designated by Us. If returned, this policy will be considered void from the Policy Date and We will refund, as of the date of the returned policy is received by Us, the greater of: the total premium paid for this policy less Indebtedness and partial surrenders; or the Accumulation Value less Indebtedness plus any charges and fees taken under the policy's terms. If this policy is not returned, the premium payment will be processed as directed by You In Writing after the "Right to Examine Period" expires.

ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The Death Benefit Proceeds on the Policy Date equal the Initial Specified Amount of this policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described in this policy.

                                             /s/ Dennis R. Glass
                                                 ---------------
                                                 President

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY WITH OPTIONAL INDEXED FEATURES Death Benefit Proceeds payable if the Insured dies while this policy is In Force. Investment results reflected in policy benefits. Non-Participating - Not eligible for dividends. This policy's Indexed Account does not participate in any stock, bond or equity investments. Surrender Value payable upon surrender of the policy. Flexible premiums payable to the Insured's Attained Age 121. Premium Payments and Supplementary Coverages as shown in the Policy Specifications.

FOR INFORMATION OR ASSISTANCE REGARDING THIS POLICY CALL: [800 444-2363]


LN683
Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

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                               TABLE OF CONTENTS
Page*

Summary of Policy Features                                                   2a

Policy Specifications                                                         3

Riders and Rider Charges                                                     3a

Table of Surrender Charges                                                   3b

Table of Expense Charges and Fees                                            3c

Table of Guaranteed Maximum Cost of Insurance Rates                          3d

Corridor Percentages Table                                                   3e

Definitions                                                                   5

Ownership, Assignment and Beneficiary Provisions                              8

Premium, Allocation and Reinstatement Provisions                              9

Holding Account Provisions                                                   11

Indexed Account Provisions                                                   11

Separate Account Provisions                                                  12

Policy Values Provisions                                                     13

Transfer Privilege Provisions                                                17

Optional Sub-Account Allocation Programs                                     18

Surrender Provisions                                                         19

Loan Provisions                                                              21

Insurance Coverage Provisions                                                24

General Provisions                                                           26

Effect of Policy on Riders Provisions                                        29

Effect of Riders on Policy Provisions                                        29

Settlement Options                                                           30

*Page 4 is intentionally "blank."


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                           SUMMARY OF POLICY FEATURES

This summary is an overview of the important features and operations of Your policy. It is meant to give You a basic understanding of Your policy. Specific details regarding these features are only provided in the policy provisions and cannot fully be described in a summary. THIS SUMMARY IS NOT A SUBSTITUTE FOR READING THE ENTIRE POLICY CAREFULLY.

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE Policy This title is Our generic name for variable universal life insurance. "Flexible premium" means that You may pay premiums by any method agreeable with Us, at any time prior to the Insured's Attained Age 121 and in any amount subject to certain limitations. It is important to maintain the payment(s) of Your Planned Premium, as shown on the Policy Specifications, in order to keep Your policy In Force.

The policy provides for a Fixed Account, Separate Account and Indexed Account. Based on the allocation instructions You provide We will direct any Net Premium Payment into one or more of these accounts.

The Fixed Account is part of the Company's general assets, is not subject to market fluctuation and interest is credited subject to a minimum rate.

The investment performance of Separate Account assets is kept separate from the Company's general assets and will fluctuate based on the performance of the Sub-Accounts You invest in. Please see the Separate Account Provisions and Policy Specifications for more details.

The Indexed Account Options use the gains and losses of an outside financial index to calculate the annual crediting rate, subject to a minimum guarantee. Indexed Credits, if any, are not applied to the Indexed Account until the Segment Maturity Date. Please see the Indexed Account Provisions and Policy Specifications for more details. This policy provides for a Holding Account when there is an allocation made to the Indexed Account. Please see the Holding Account Provisions and Policy Specifications for more details.

COVERAGE DURATION The duration of coverage will vary based upon changes in the amount, timing and frequency of Your premium payments, changes to the coverage under Your policy and Riders attached to Your policy and the other factors described in the following sections.

ACCUMULATION VALUE The Accumulation Value is a key component of Your policy. Accumulation Value is the total of the Fixed Account, Separate Account, Holding Account, Indexed Account and the Loan Account. We apply a charge to each premium You pay and then add the balance to the Fixed Account, Separate Account, and/or Indexed Account in accordance with Your allocation instructions. Any allocations to the Indexed Account will remain in the Holding account until the Indexed Account Allocation Date.

On a monthly basis, we deduct the cost of providing the coverage (monthly cost of insurance charge) and the cost of any additional benefits and/or Riders and administrative charges. This charge is known as the "Monthly Deduction" and is taken from the Fixed Account and any Separate Account in the same proportion as the balances invested in the total of such account(s). If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the Monthly Deduction, we will apply the charge in successive order to the Holding Account, and then to the most recently opened Indexed Account Segment(s), until the entire charge has been paid.


LN683                                                                         2a


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We will deduct a daily Mortality and Expense Risk Charge from each Sub-Account.

We can change these charges based on certain contractually identified factors subject to the maximum guaranteed factors shown in Your policy. We can also change interest rates credited to this policy at any time based on certain contractually identified factors subject to a minimum rate.

Simply put, premium, interest additions, positive Separate Account performance, and Indexed Credits increase the Accumulation Value. Both our charges and negative Separate Account performance decrease the Accumulation Value. If additions exceed deductions, Your Accumulation Value increases; if deductions exceed additions, Your Accumulation Value decreases. If the Surrender Value (Accumulation Value, less surrender charge, less Indebtedness) becomes so small that We cannot take an entire Monthly Deduction, Your policy may terminate; see, however, the "Grace Period" provision and the "No-Lapse" provision.

The length of time Your policy remains In Force will vary based on changes in the following factors:

  - Frequency, timing or amount of any premium payment(s).
  - Policy changes such as loans, partial surrenders, increases or decreases in Specified Amount and the addition or removal of Riders.
  - Interest Credited to Your Accumulation Value from the Fixed Account, the Indexed Account and the Holding Account.
  - Separate Account Performance.
  - Monthly Cost of Insurance Charges.
  - If the "No-Lapse" provision is In Force.

INTEREST Interest is a volatile component of Your policy. Do not assume that interest rates will remain constant for any extended period of time. We may change interest rates at any time on the Fixed Account and Holding Account, based on certain contractually identified factors subject to a minimum rate. Indexed Credits on the Indexed Account are linked to an outside financial index and are only applied on a Segment Maturity Date to funds having remained in that Segment for the full Segment Duration.

SEPARATE ACCOUNT PERFORMANCE Separate Account Performance can vary greatly and may increase or decrease on a daily basis, and is not guaranteed. You are able to select, monitor and change Sub-Account choices to meet your objectives or investment conditions.

NO-LAPSE PROVISION Your policy provides for a "No-Lapse" provision which can ensure that Your coverage will continue regardless of Surrender Value as long as the required No-Lapse premium is paid. The length of the No-Lapse Period is stated in the Policy Specifications.

NOTE CONDITIONS THAT CAN IMPACT WHETHER THE "NO-LAPSE" PROVISION WILL REMAIN IN FORCE INCLUDE:

  - Partial Surrenders taken;
  - Indebtedness; and
  - Continued payment of required No-Lapse Premium.

MONITORING YOUR POLICY'S PERFORMANCE We will send You an Annual Report (Statement of Account) of Your policy to help You monitor Your Policy Values and compare it to Your objectives when You purchased Your policy. Ask Your life insurance agent to explain anything You do not understand. You may need to adjust Your premiums to achieve Your insurance objectives. You may request from Us, at any time while Your policy is In Force, an in force illustration of future death benefits and Policy Values. We encourage You to request an in force illustration at least once each Policy Year, subject to the terms of the "Annual Report" provision of this policy. We are also available to answer Your questions and assist You in making changes to Your policy.

LN683                                                                         2b



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LN683                                                                          4

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                                  DEFINITIONS

ACCUMULATION VALUE The sum of (1) the Fixed Account Value plus (2) the Separate Account Value plus (3) the Holding Account Value plus (4) the Indexed Account Value plus (5) the Loan Account Value under this policy, as described in the "Policy Values" provisions.

ADMINISTRATOR MAILING ADDRESS The Administrator Mailing Address for this policy is shown on the front cover.

ATTAINED AGE (AGE) The Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY The person(s) or entity(ies) named in the application for this policy, unless later changed as provided for by this policy, to whom We will pay the Death Benefit Proceeds upon the death of the Insured.

CLOSING VALUE OF AN INDEX Is the value of an Index as of the close of the New York Stock Exchange, which is usually 4:00 p.m. Eastern time. If no closing value is published, We will use the closing value for the next day for which a closing value is published.

COST OF INSURANCE The monthly cost of providing life insurance under this policy.

DATE OF ISSUE The date from which Suicide and Incontestability periods are measured. The Date of Issue is shown in the Policy Specifications.

DEATH BENEFIT PROCEEDS The amount payable upon death of the Insured as described in the "Death Benefit Proceeds" provision.

DUE PROOF OF DEATH A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Us.

FIXED ACCOUNT An account to which You may allocate Your Net Premium Payments and transfer values. The Fixed Account is a part of the Company's general account, and Fixed Account assets are general assets of the Company. Fixed Account principal is not subject to market fluctuation and interest is credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate as shown in the Policy Specifications.

HOLDING ACCOUNT An account from which value is systematically transferred to an Indexed Account Option according to Your account allocation instructions on each Monthly Indexed Account Allocation Date. This account is part of the Accumulation Value and is credited with interest daily as explained in the "Holding Account" provision. The Holding Account is a part of the Company's general account and Holding Account assets are general assets of the Company. Interest is credited at a rate not less than the Guaranteed Minimum Holding Account Interest Rate as shown in the Policy Specifications.

INDEBTEDNESS The total amount of any outstanding loans including Fixed Loans and Participating Loans against this policy, including loan interest accrued but not yet charged.

INDEX An external index used as a basis to determine the value of the Indexed Account. The Index(es) are as shown on the Policy Specifications.

INDEXED ACCOUNT The Indexed Account is part of the general account assets of the Company and consists of Indexed Account Options that are eligible for interest based on an outside Index subject to the terms of this policy. Interest is credited at a rate not less than the Minimum Guaranteed Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.

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INDEXED ACCOUNT OPTION(S)  An allocation option available under the Indexed
Account. The Indexed Account Option(s) available as of the Policy Date are shown in the Indexed Account Specifications section of the Policy Specifications.

IN FORCE  Not surrendered or terminated for any reason.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE) With respect to any notice or request to Us, this term means a written form satisfactory to Us signed by You and received at Our Administrator Mailing Address. With respect to any notice from Us to You or any other person, this term means written notice by ordinary mail to such person at the most recent address in Our records.

INSURED  The person whose life is insured under this policy.

ISSUE AGE  The Insured's age nearest birthday on the Policy Date.

LAPSE  Teminate without value.

LOAN ACCOUNT The account in which amounts equal to amounts loaned under this policy for a Fixed Loan, including charged loan interest, accrue once transferred out of the Fixed Account, Sub-Accounts, Holding Account and the Indexed Account, as applicable. The Loan Account is part of our general account.

MONTHLY ANNIVERSARY DAY The day of the month shown in the Policy Specifications when We deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day or is nonexistent for that month.

NET PREMIUM PAYMENT The portion of a premium payment, after deduction of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account, any of the Sub-Account(s), or any Indexed Account Option.

NO-LAPSE PREMIUM The required premium which must be paid to guarantee that this policy will not Lapse during the specified No-Lapse Period as described in the "No-Lapse" provision, if applicable.

1940 ACT  The Investment Company Act of 1940, as amended.

OWNER The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this policy, unless later changed as provided for by this policy. If no Owner is designated, the Insured will be the Owner.

POLICY ANNIVERSARY The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for that year.

POLICY DATE The date (as shown in the Policy Specifications) on which life insurance begins if the necessary Premium has been paid. This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and premium due dates are determined.

POLICY MONTH The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

LN683                                                                          6

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POLICY SPECIFICATIONS  The pages of this policy which show Your benefits, premium, costs, and other policy information.

POLICY YEAR(S) Twelve-month periods beginning on the Policy Date up to, but not including, the next Policy Anniversary.

PREMIUM CLASS The mortality classification for this policy as shown in the Policy Specifications.

SEC  The Securities and Exchange Commission.

SEPARATE ACCOUNT The Separate Account, including the Sub-Account(s) thereunder, to which Net Premium Payments are, or have been allocated, or amounts may be transferred to. Separate Account assets are not chargeable with the Company's general liabilities. The investment performance of Separate Account assets is kept separate from the Company's general assets.

SPECIFIED AMOUNT The amount You chose which is used to determine the amount of death benefit and the amount of rider benefits, if any. The minimum Specified Amount allowable under this policy and the Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications. The Specified Amount may be increased or decreased as described in this policy.

SUB-ACCOUNT(S) Divisions of the Separate Account created by the Company to which You may allocate Your Net Premium Payments and among which amounts may be transferred.

SURRENDER VALUE The Accumulation Value on the date of surrender or partial surrender, less any Indebtedness, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.

UNDERLYING FUND(S) The Underlying Funds are the investments within the Sub-Account(s) to which the Net Premium Payments may be allocated. See "Investments of the Sub-Accounts" provision for additional details.

VALUATION DAY Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCUMULATION UNIT A unit of measure used to calculate the value of a Sub-Account as described in the "Variable Accumulation Unit Value" provision.

YOU, YOUR  The Owner.

WE, OUR, US  The Company


LN683                                                                          7


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                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

RIGHTS OF OWNER While the Insured is living except as provided below and subject to any applicable state law, You may exercise all rights under this policy including, but not limited to, the right to:

a. return this policy under the "Right to Examine this Policy" provision;
b. surrender this policy;
c. agree with Us to any change in or amendment to this policy;
d. transfer all Your rights to another person or entity;
e. change the Beneficiary (unless You specifically request not to reserve this right);
f. assign this policy;
g. effect a loan;
h. effect a transfer to or from a Fixed Account, Sub-Account(s), or Indexed Account;
i. make premium payments that are to be allocated to a Fixed Account, Sub-Account(s) or Indexed Account;
j. effect a partial surrender (i.e. withdrawal); and
k. effect a reinstatement.

You must have the consent of any assignee recorded with Us to exercise Your rights under this policy. However, You may exercise Your rights without the consent of any Beneficiary, subject to any applicable law, if You have reserved the right to change the Beneficiary.

Unless provided otherwise, if You are not the Insured and You die before the Insured, all of Your rights under this policy will transfer and vest in Your executors, administrators or assigns.

TRANSFER OF OWNERSHIP You may transfer all of Your rights under this policy by submitting a Written Request. You may revoke any transfer prior to its effective date by submitting a Written Request. A transfer of ownership, or a revocation of transfer, will not take effect until recorded by Us. Once We have recorded the transfer or revocation of transfer, it will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by Us before We record the transfer or revocation of transfer will be without prejudice to Us.

On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under the "Rights of Owner" provision of this policy. Unless You direct Us otherwise, with the consent In Writing of any assignee recorded with Us, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.

ASSIGNMENT Assignment of this policy must be In Writing and will be effective when We receive the original assignment or a certified copy of the assignment at Our Administrator Mailing Address. We will not be responsible for the validity or sufficiency of any assignment. While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:

a. transfer the interest of any designated transferee; and
b. transfer the interest of any Beneficiary, if You have reserved the right to change the Beneficiary.

BENEFICIARY You may designate more than one Beneficiary. If You make such a designation, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless You request otherwise In Writing. If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in You or in Your executors, administrators or assigns.


LN683                                                                          8

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CHANGE OF BENEFICIARY  You may change the Beneficiary by submitting a Written
Request. We must receive Your request In Writing while the Insured is living. The Written Request does not need to be signed by the Beneficiary unless You have not reserved the right to change the Beneficiary. A change of Beneficiary will not take effect until recorded by Us. Once We have recorded the change of Beneficiary, the change will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by Us before We record the change of Beneficiary will be without prejudice to Us.

                PREMIUM, ALLOCATION AND REINSTATEMENT PROVISIONS

PAYMENT OF PREMIUMS The initial premium is due on the Policy Date and is payable on or before delivery of this policy. All subsequent premium payments may be made at any time before the Insured's Attained Age 121 and in any amount, subject to the following provisions, unless otherwise agreed to In Writing by Us, however sufficient premium must be paid to keep this policy In Force. Please see "Planned Premiums" provision.

ADDITIONAL PREMIUMS You may make additional premium payments in an amount no less than the Minimum Additional Premium Payment amount as shown on the Policy Specifications at any time before the Insured reaches the Attained Age 121. We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the "Compliance with the Internal Revenue Code" provision and the "Modified Endowment" provision. We also reserve the right to require evidence of insurability satisfactory to Us for any premium payment that would result in an immediate increase in the difference between the Accumulation Value and the Specified Amount. If evidence of insurability is not received, the premium, or any portion of the premium, may be returned. Any additional payment We receive will be applied as premium and not to repay any outstanding loans, unless You instruct Us otherwise In Writing.

PLANNED PREMIUMS You choose how much premium You will pay and the frequency of such payments (the "Planned Premiums"). The Planned Premium You elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments. Changes in the amounts or frequency of such payments are subject to Our approval. Any change in the planned premiums may impact the policy values and benefits. We will send premium reminder notices for the amounts and frequency of payments You establish. We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.

PREMIUM ALLOCATION INSTRUCTIONS You must provide Us with premium allocation instructions In Writing, or some other method previously authorized by Us. These instructions direct how the Net Premiums will be allocated between the Fixed Account, Separate Account, and Indexed Account. One hundred percent of each Net Premium Payment must be allocated to these accounts. Allocations must be made in whole percentages.

ACCOUNT ALLOCATION INSTRUCTIONS You must provide Us with account allocation instructions In Writing, or in some other method previously authorized by Us, to give further direction for allocating Separate Account premiums among the Sub-Account(s) and Indexed Account premiums among the Indexed Account Option(s). These allocations must be made in whole percentages, and each set of allocations must total one hundred percent. Your allocations may be changed at any time. Indexed Account Allocation changes received less than two business days prior to a Monthly Indexed Account Allocation Date will require allocation changes to be delayed until the next available Monthly Indexed Account Allocation Date. Any Net Premium Payment allocated to the Indexed Account will be held in the Holding Account until the next Indexed Account Allocation Date.



LN683                                                                          9

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Maturing Segments will be allocated to the Fixed Account, Sub-Account(s), and the Indexed Account Option(s) as directed by You. These allocations must be made in whole percentages, and each set of allocations must total one hundred percent of the Maturing Segment(s) Value as described in the "Premium Allocation Instructions" and "Account Allocation Instructions" provisions.

All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the "Right to Examine this Policy" provision.

Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless You instruct Us otherwise In Writing, or in some other method previously authorized by Us.

INDEXED ACCOUNT ALLOCATION DATES The Initial Indexed Account Allocation Date is the first date on which transfers from the Holding Account to the Indexed Account may occur. All subsequent Monthly Indexed Account Allocation Dates are the dates on which transfers from the Holding Account to the Indexed Account may occur. Please refer to the Indexed Account Specifications sections of the Policy Specifications.

CONTINUATION OF INSURANCE If premiums are discontinued on any date, the Surrender Value on that date will be used to provide insurance under this provision. This policy and all Amendments, Endorsements, and Riders will continue In Force according to the terms of the policy and any Amendments, Endorsements and Riders, for as long as the Surrender Value is sufficient to cover the Monthly Deduction. If the Surrender Value is insufficient, the policy will terminate according to the "Grace Period" provision except as provided under the "No-Lapse" provision.

NO-LAPSE PROVISION Subject to the limitations described in this provision, this policy will not enter the grace period and Lapse during the No-Lapse Period described below as long as a. is at least equal to b., where:

a. is an amount equal to the sum of all premium payments less any partial surrenders (i.e. withdrawals) accumulated at 4% annual interest, less any Indebtedness; and
b. is an amount equal to the sum of the corresponding No-Lapse Premiums shown in the Policy Specifications due since the Policy Date, accumulated at 4% annual interest.

The No-Lapse Period is shown on the Policy Specifications page and varies by Your issue age. As long as You have satisfied the No-Lapse Premium requirement, the No-Lapse Period applies for the entire length of the period but no longer. Continuing to pay the No-Lapse Premium beyond the expiration of the No-Lapse Period does not guarantee that this policy will not Lapse.

Increases in Specified Amount will increase the amount of No-Lapse Premium required to satisfy the terms of this provision. You will be notified of the increase in No-Lapse Premium required. Any such increase in Specified Amount will not extend the No-Lapse Period beyond its original termination date.

GRACE PERIOD Except as provided under the "No-Lapse" provision, if applicable, this policy will enter the grace period if on any Monthly Anniversary Day the Surrender Value is less than the required Monthly Deduction.

We allow a grace period of 61 days to pay a Net Premium Payment sufficient to maintain coverage for three Policy Months from the date the policy enters the grace period. An amount less than this will not be accepted. However a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.


LN683                                                                         10

We will send a Written Notice to You and to any assignee of record at least 31 days before the end of the grace period. The notice will state the amount of premium as noted above. All coverage under this policy will Lapse if You do not pay this amount on or before 61 days after entering the grace period. If the Insured dies within the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

As described in the "Loan" provisions, Indebtedness reduces Surrender Value. Any increase in Indebtedness, including loan interest due but not yet charged, may reduce the Surrender Value to cause the policy to enter the grace period.

PREMIUM REFUND at Death Any premium paid after the Insured's date of death will be refunded as part of the Death Benefit Proceeds, unless You request otherwise prior to such payment.

REINSTATEMENT If this policy has Lapsed as described in the "Grace Period" provision, You may reinstate this policy within 5 years from the date of Lapse provided:

a. this policy has not been surrendered;
b. the Insured has not died since the date of Lapse;
c. You submit an application for reinstatement In Writing;
d. You submit satisfactory evidence of insurability to Us In Writing;
e. You pay enough premium to keep this policy and any reinstated riders In force for at least 2 months after the date of reinstatement; and
f. any accrued loan interest is paid, and any remaining Indebtedness is either paid or reinstated.

The reinstated policy will be effective as of the Monthly Anniversary Day on or next following the date on which We approve the application for reinstatement. We will reinstate the surrender charges shown in the Table of Surrender Charges in the Policy Specifications as of the Policy Year in which this policy Lapsed.

For the purposes of resuming allocations to the Indexed Account following the effective date of reinstatement, transfers may resume on the first monthly Indexed Account Allocation Date following the effective date of reinstatement.

                           HOLDING ACCOUNT PROVISIONS

HOLDING ACCOUNT Any portion of the Net Premiums and all funds for transfer to the Indexed Account will first be deposited into the Holding Account. On each Monthly Indexed Account Allocation Date, the Holding Account Value will be transferred to the Indexed Account in accordance with Your Account Allocation Instructions. The Holding Account Value is determined as described in the "Holding Account Value" provision. We will credit interest daily to the Holding Account as shown on the Policy Specifications.

                           INDEXED ACCOUNT PROVISIONS

INDEXED ACCOUNT AND INDEXED ACCOUNT OPTION(S) The Indexed Account is part of the general account assets of the Company and consists of Indexed Account Options that are eligible for interest based on an outside Index ("Indexed Credits") subject to the terms of this policy. This policy provides for one or more Indexed Account Option(s). Indexed Account Option(s) available under Your policy as of the Policy Date are shown in the Indexed Account Option Specifications sections of the Policy Specifications. We reserve the right to add an additional Indexed Account Option. We also reserve the right to withdraw one or more Indexed Account Option(s), but at least one Indexed Account Option will be available to You. If an Index is discontinued, or if an Index calculation substantially changes, We will select an alternative Index and We will notify You. Any substitution of an Index is subject to approval by the state insurance authorities where the contract is delivered, if required by law.


LN683                                                                         11

If the Indexed Account becomes subject to registration under the Securities Act of 1933, We reserve the right, in Our sole discretion, to terminate the Indexed Account. In such case, any money in a Segment will be moved to the Fixed Account and You will not be allowed to make any transfers to the Indexed Account. We will notify You if the Indexed Account is terminated.

SEGMENT Each time a transfer is made from the Holding Account to the Indexed Account a new Segment is created. The new Segment is credited with any Indexed Credits on the Segment Maturity Date. You may establish more than one Segment on the same date. Please refer to the Indexed Account Option(s) Specifications in the Policy Specifications for detailed information regarding the calculation of Indexed Credits.

SEGMENT MATURITY DATE The Segment Maturity Date is the date each Segment matures, which is at the end of a Segment Duration as shown in the Indexed Account Option(s) Specifications section of the Policy Specifications.

MATURING SEGMENT Funds that have remained in a Segment until the Segment Maturity Date are eligible for an Indexed Credit. The value of a Maturing Segment will be allocated to the Fixed Account, Sub-Account(s), and/or the Indexed Account Option(s) per your account allocation instructions. We reserve the right to restrict the ability to reallocate all or part of the Maturing Segments to Sub-Account(s).

INDEX BONUS If the Policy Value is greater than zero and a Monthly Deduction is to be applied against a Segment, we will credit an Index Bonus. The Index Bonus will be credited on the Monthly Anniversary Day, after the processing of the Monthly Deduction, to the most recently opened Segment with a value greater than zero. If multiple Segments were opened on the same allocation date, a prorated portion of the Index Bonus will be credited to each of the Segments. Please refer to the Indexed Account Option(s) Specifications in the Policy Specifications for detailed information regarding the calculation of the Index Bonus.

INDEXED ACCOUNT ASSET CHARGE We will deduct an Indexed Account Asset Charge as part of the Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications.

                          SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT You may allocate Your Net Premium Payments and Accumulation Value (except for Loan Account Value) to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications. The Separate Account was established by a resolution of Our Board of Directors as a "separate account" under the insurance law of Our state of domicile. The Separate Account under which there are Sub-Accounts is registered as a unit investment trust under the 1940 Act. The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by Us. The income, gains or losses from the Separate Account's assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company. Separate Account assets are owned and controlled exclusively by Us, and We are not a trustee with respect to such assets.

We may change the investment policy of the Separate Account at any time. If required by the Insurance Commissioner, We will file any such change for approval with the Department of Insurance in Our state of domicile, and in any other state or jurisdiction where this policy is issued.

SUB-ACCOUNTS The Separate Account is divided into Sub-Accounts. The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund. For each Sub-Account, We will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.

LN683                                                                         12

INVESTMENTS OF THE SUB-ACCOUNTS All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund. Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company. After due consideration of appropriate factors, We may eliminate or substitute Underlying Funds in accordance with the "Underlying Fund Withdrawal and Substituted Securities" provision. Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at net asset value. Deductions by Us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at a net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund's investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions. You bear the entire investment risk of gain or loss of the Separate Account assets under this policy.

UNDERLYING FUND WITHDRAWAL AND SUBSTITUTED SECURITIES If a particular Underlying Fund ceases to be available for investment, or if We determine that further investment in a particular Underlying Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), We may withdraw that particular Underlying Fund as a possible investment under the Separate Account and may substitute shares of a new or different Underlying Fund for shares of the withdrawn Underlying Fund. We will obtain any necessary regulatory or other approvals prior to taking this action. We may make appropriate endorsements to this policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE The Accumulation Value of this policy is the sum of the Fixed Account Value, Separate Account Value, Holding Account Value, Indexed Account Value, and Loan Account Value. Each of these is defined below.

At any point in time, the Accumulation Value reflects:
a. Net Premium Payments made;
b. The amount of any partial surrenders;
c. Any increases or decreases as a result of market performance in the Sub-Account(s);
d. Interest credited under the Fixed Account, Holding Account, Indexed Account and Loan Account;
e. Persistency Bonuses, if any;
f. Index Bonuses, if any;
g. Monthly Deductions; and
h. All other expenses and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.

FIXED ACCOUNT VALUE  The Fixed Account Value at any point in time is equal to:

a. The amount of the Net Premium Payments allocated or other amounts transferred to the Fixed Account; less
b. The amount of any transfer from the Fixed Account; less
c. Any portion of the Monthly Deduction deducted for the current Policy Month; less
d. Any portion of a partial surrender deducted; less
e. Any portion of the surrender charges due to any decrease in Specified Amount; plus
f. Any portion of Fixed Loan interest crediting; plus
g. Any portion of the Persistency Bonus applied; plus
h. Daily interest credited.

LN683                                                                         13

SEPARATE ACCOUNT VALUE The Separate Account Value, if any, with respect to this policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under this policy. The stated value of each Sub-Account is determined by multiplying a. the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this policy by b. the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.

The Variable Accumulation Unit Value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to a. minus b., divided by c., where:

a. Is the total value of Underlying Fund shares held in the Sub-Account, (calculated as (a) the number of Underlying Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Underlying Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Underlying Fund made during the Valuation Period);
b. Is the liabilities of the Sub-Account at the end of the Valuation Period. Such liabilities include a daily charge imposed on the Sub-Account and may also include a charge or credit with respect to any taxes paid or reserved for by the Company that We determine result from the operations of the Separate Account; and
c. Is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.

The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge described in the "Mortality and Expense Risk ("M&E") Charge" provision, multiplied by the number of calendar days in the Valuation Period. The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

HOLDING ACCOUNT VALUE The Holding Account Value at any point in time is equal to:

a. The amount of the Net Premium Payments allocated or other amounts transferred to the Indexed Account being held in the Holding Account until the next Indexed Account Allocation Date; less
b. The amount of any  transfer from the Holding Account; less
c. Any portion of a Monthly Deduction deducted for the current Policy
   Month; less
d. Any portion of a partial surrender deducted; less
e. Any portion of the surrender charges due to any decrease in Specified Amount; plus
f. Daily interest credited.

INDEXED ACCOUNT VALUE The Indexed Account Value is the sum of the value of all open Segments. The value of a Segment at any point in time is equal to:

a. The amount of any transfer from the Holding Account; less
b. The amount of any transfer from the Indexed Account; less
c. Any portion of the Monthly Deduction deducted for the current Policy Month; plus
d. The amount of any Index Bonus credited to any Segment; less
e. Any portion of a partial surrender deducted; less
f. Any portion of the surrender charges due to any decrease in Specified Amount.



LN683                                                                         14

LOAN ACCOUNT VALUE The Loan Account Value, if any, with respect to this policy, is the amount of any Fixed Loan(s), including any interest charged on the loan(s), less any amounts as described under "Loan Repayment" provision taking into account the amounts described in the "Interest Credited Under Loan Account" provision.

PERSISTENCY BONUS Beginning with the Policy Year shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, We will credit a Persistency Bonus to the Fixed Account and any of the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date the credit is applied. The Persistency Bonus for a Policy Month equals a. multiplied by b., where:

a. is the Persistency Bonus Rate shown in the Policy Specifications; and
b. is the Fixed Account Value plus the Separate Account Value.

INTEREST CREDITED UNDER FIXED ACCOUNT We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be no less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. Interest in excess of the guaranteed rate may be applied as determined by Us. Such interest is referred to in this policy as excess interest and is not guaranteed. Interest will begin to accumulate as of the date the Net Premium or any value is directed to the Fixed Account.

INTEREST CREDITED UNDER HOLDING ACCOUNT We will credit interest to the Holding Account daily. The interest rate applied to the Holding Account will be no less than the Minimum Guaranteed Holding Account Interest Rate shown in the Policy Specifications. Interest in excess of the guaranteed rate may be applied as determined by Us. Such interest is referred to in this policy as excess interest and is not guaranteed. Interest will begin to accumulate as of the date the Net Premium or any value is directed to the Holding Account.

INTEREST CREDITED UNDER LOAN ACCOUNT We will credit interest to the Loan Account daily. The interest rate applied to the Loan Account is shown in the Policy Specifications. Such loan interest amount will be transferred on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations.

LN683                                                                         15

MORTALITY AND EXPENSE RISK ("M&E") CHARGE We will deduct a mortality and expense risk ("M&E") charge from each Sub-Account at the end of each Valuation Period. This charge will not exceed a. multiplied by b. multiplied by c., where:

a. is the Guaranteed Maximum Mortality and Expense Risk Daily Charge Rate;
b. is the value of the Sub-Account; and
c. is the number of calendar days in the Valuation Period.

The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum M&E Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.

FEES ASSOCIATED WITH THE UNDERLYING FUNDS Underlying Fund operating expenses may be deducted by each Underlying Fund as set forth in its prospectus.

COST OF INSURANCE The monthly Cost of Insurance under this policy will be equal to a., multiplied by the result of b. minus c., where:

a. is the Cost of Insurance rate as described in the "Cost of Insurance Rates" provision;
b. is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications, divided by 1,000; and
c. is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance, divided by 1,000.

COST OF INSURANCE RATES We reserve the right to change monthly Cost of Insurance Rates based on Our expectations of future mortality, investment earnings, persistency, and expenses (including taxes). Any change in Cost of Insurance Rates will apply to all individuals of the same Premium Class as the Insured. The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.

If the Insured is in a rated Premium Class, the monthly Cost of Insurance rates will be calculated as (1) multiplied by (2), plus (3), where:

(1) is the then current Cost of Insurance rate;
(2) is the Risk Factor, if any, shown in the Policy Specifications; and
(3) is the applicable Flat Extra charge, if any, shown in the Policy Specifications.

MONTHLY DEDUCTION Each month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, We will deduct the Monthly Deduction from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made, unless You and We agree otherwise In Writing. If insufficient value exists from the Fixed Account and any Sub-Account(s) to cover the Monthly Deduction, value will be deducted from the Holding Account. If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in - first out basis until the cost of the Monthly Deduction has been satisfied. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment. At the time a Monthly Deduction causes a reduction to the value of an Segment, We will determine the amount of any Index Bonus that may be credited to the Segment.

The Monthly Deduction for a Policy Month equals a. plus b. where:

a. is the Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications; and
b. is the Cost of Insurance as described in the "Cost of Insurance" provision plus the monthly cost of any supplemental riders and optional benefits.

LN683                                                                         16

BASIS OF COMPUTATIONS The Cost of Insurance rates are guaranteed to be no greater than those described in the Table of Guaranteed Maximum Cost of Insurance Rates as shown in the Policy Specifications. All policy values are at least equal to those required by the jurisdiction in which this policy is delivered. If required, a detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                         TRANSFER PRIVILEGE PROVISIONS

TRANSFER PRIVILEGE At any time while this policy is In Force, other than during the Right to Examine Period, You have the right to transfer amounts among the Fixed Account and Sub-Account(s) then available under this policy and from the Fixed Account and Sub-Account(s) to the Indexed Account, subject to the "Rights of Owner" provision. Transfer from the Indexed Account can only be made from Maturing Segments through the account allocation instructions that You have provided. All such transfers are subject to the following:

a. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing, subject to Our consent. Our consent is revocable upon Written Notice to You.

b. Transfer requests must be received in a form acceptable to Us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c. We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.

d. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

e. The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which You have premium allocated.

f. The amount being transferred may not be less than the Minimum Transfer Amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.

g. Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than the Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer as shown in the Policy Specifications.

h. Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Underlying Funds.

i.     Money cannot be transferred out of an open Segment.

j. We reserve the right to restrict the ability to reallocate all or part of the Maturing Segments to Sub-Account(s).



LN683                                                                         17

TRANSFER FEES We reserve the right to charge a fee for each transfer request in excess of the Policy Year's maximum number of transfers as shown in Policy Specifications. The Transfer Fee is guaranteed not to exceed the Guaranteed Maximum Transfer Fee shown in the Table of Expense Charges and Fees of the Policy Specifications. Transfer fees may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made. We further reserve the right to charge any additional fee assessed by an Underlying Fund in connection with any transfer. Transfers from indexed account matured segments do not count against free transfers available.

TRANSFERS FROM THE FIXED ACCOUNT Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year will not exceed the amount shown under the Limitations on Transfers from the Fixed Account in the Policy Specifications.

TRANSFERS FROM A SUB-ACCOUNT Transfers which request that amounts be transferred from one or more Sub-Account(s) may be:

a. refused if the Underlying Fund refuses a transfer request from Us; or
b. restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about Your trading activity which We have provided to the Underlying Fund.

CHANGE OF TERMS AND CONDITIONS We reserve the right to change the terms and conditions of the "Transfer Privilege" provisions in response to changes in legal or regulatory requirements. Further, We reserve, at Our sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if We determine that Your use of the transfer right may disadvantage other policy Owners.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but may participate in only one program at any time. Transfers made in conjunction with either of these programs do not count against the free transfers available.

We reserve the right to modify the terms and conditions of, or suspend, these programs upon ninety (90) days advance Written Notice to You.

DOLLAR COST AVERAGING Dollar Cost Averaging systematically transfers specified dollar amounts from the account(s) specified by You. The account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications. Transfer allocations may be made to 1 or more of the other Sub-Account(s) on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. Dollar Cost Averaging terminates automatically:

a. if the value in the account(s) specified by You is insufficient to complete the next transfer;
b. 7 calendar days after We receive Your request for termination of Dollar Cost Averaging In Writing, or electronically, if adequately authenticated;
c. after 12 or 24 months, as elected by You ; or
d. if Your policy is surrendered.


LN683                                                                         18

AUTOMATIC REBALANCING Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to each Sub-Account to a level pre-determined by You. The pre-determined level is the allocation initially selected at the time of application, until changed by You. The Fixed Account and Indexed Account are not subject to rebalancing. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing. Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by You.

                              SURRENDER PROVISIONS

SURRENDER You may surrender this policy for its Surrender Value while this policy is In Force and the Insured is living. Surrender of this policy is effective on the Valuation Day We receive both this policy and Your Written Request for surrender. All coverage under this policy will terminate upon surrender for its Surrender Value.

The Surrender Value will be paid in a lump sum unless You choose a settlement option We make available. Any deferment of payments will be subject to the "Deferment of Payments" provision.

SURRENDER CHARGES If You request either a full surrender of this policy or a decrease in Specified Amount, a charge will be assessed based on the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.

CHARGE FOR DECREASE IN SPECIFIED AMOUNT For decreases in Specified Amount, excluding full surrender of this policy, the charge, if any, will be calculated as shown in the Table of Surrender Charges in the Policy Specifications.

The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made, unless otherwise agreed to In Writing by You and Us. If insufficient value exists from the Fixed Account and any Sub-Account(s) to cover the Charge for Decrease in Specified Amount, value will be deducted from the Holding Account. If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in - first out basis until the cost to cover the Charge for Decrease in Specified Amount has been satisfied. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.

We may limit requests for decreases in Specified Amount to the extent there is insufficient Surrender Value to cover the necessary charges.

SURRENDER CHARGE FOR FULL SURRENDER Upon full surrender of this policy, the surrender charge will be equal to a. multiplied by b., where:

a. is the entire amount shown in the Table of Surrender Charges in the Policy Specifications; and
b. is one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.

In no event will the charge assessed upon a full surrender exceed the Surrender Value.


LN683                                                                         19

A new schedule of surrender charges will apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount ".

CONTINUATION OF COVERAGE AFTER INSURED'S ATTAINED AGE 121 Unless otherwise agreed to by You and Us, if the Insured is still living at Attained Age 121 and this policy is still In Force at that time, the Separate Account Value and Holding Account Value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured's Attained Age 121, no further premium payments will be allowed and We will:

a. continue to credit interest to the Fixed Account as described in the "Interest Credited Under Fixed Account" provision;
b. not allow any new Segments to be opened and the value of each Maturing Segment will be transferred to the Fixed Account on the Segment Maturity Date;
c. no longer charge Monthly Deductions under this policy;
d. convert a Participating Loan to a Fixed Loan;
e. continue to charge loan interest; and
f. continue this policy In Force until it is surrendered or the Death Benefit Proceeds become payable.

This provision will not continue any rider attached to this policy beyond the date for such rider's termination, as provided in the rider.

With regards to the changes in benefits detailed under this "Continuation of Coverage After Insured's Attained Age 121" provision, there is some uncertainty whether this policy would continue to qualify as life insurance in the year the Insured reaches Attained Age 121. There is some uncertainty whether You would be viewed as constructively receiving the Accumulation Value at any time when the policy's Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.

PARTIAL SURRENDER A partial surrender may be made from this policy on any Valuation Day while this policy is In Force. You must request the partial surrender In Writing, or electronically with Our consent. Our consent is revocable upon Written Notice to You. Any deferment of payment of a partial surrender will be subject to the "Deferment of Payments" provision.

The amount of the partial surrender requested is subject to the Amount of Partial Surrenders as shown in the Policy Specifications.

The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications. The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made. If insufficient value exists from the Fixed Account and any Sub-Account(s) to cover the Partial Surrender, value will be deducted from the Holding Account. If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in - first out basis until the amount of the Partial Surrender has been satisfied. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.


LN683                                                                         20

Any surrender from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which each Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit Value of each Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT As of the end of the Valuation Day on which there is a partial surrender, the Accumulation Value will be reduced by the amount of the partial surrender.

If Death Benefit Option 1 is in effect, the Death Benefit Proceeds will be reduced. The Specified Amount may also be reduced. The amount of the reduction will be equal to the greater of:

a. zero; or
b. an amount equal to the amount of the partial surrender minus the greater of i) zero or ii) the result of [(1) minus (2)] divided by (3), where:
    (1) is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;
    (2) is the Specified Amount immediately prior to the partial surrender; and
    (3) is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.

If Death Benefit Option 2 is in effect, the Death Benefit Proceeds will be reduced by the amount of the partial surrender. The Specified Amount will not be reduced.

If Death Benefit Option 3 is in effect, the Accumulated Premium and the Death Benefit Proceeds will be reduced by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premium, the Specified Amount will be reduced by the excess amount.

                                LOAN PROVISIONS

LOANS If this policy has Surrender Value available, We will grant a loan against the policy provided:

a. a loan agreement is properly executed; and
b. You make a satisfactory assignment of this policy to Us.

There are two loan options available, a Fixed Loan or a Participating Loan. When requesting a loan, You must select either a Participating Loan or a Fixed Loan option. If there is an existing loan on Your policy and You request an additional loan, the new loan will be the same option as the existing loan unless You request to switch loan options. If You choose to switch loan options, the existing and new loans will be the new loan option selected.

A Fixed Loan may be for any amount up to the then current Surrender Value. A Participating Loan may be for any amount up to the lesser of the current Surrender Value or the Accumulation Value allocated to the Holding Account and Indexed Account. We reserve the right to limit the amount on any loan to 90% of the current Surrender Value. The amount borrowed will be paid within 7 calendar days of Our receipt of such request, except as specified in the "Deferment of Payments" provision.


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Surrender Value enhancements provided under any Rider that may be attached to
Your policy are not included in the amounts available for a loan.

The Minimum Loan Amount is shown in the Policy Specifications. We reserve the right to modify this amount in the future.

FIXED LOAN We will withdraw an amount equal to the Fixed Loan from the Fixed Account and/or the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s), unless You instruct Us otherwise In Writing. Such amounts will become part of the Loan Account Value. If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account to the Loan Account and become part of the Loan Account Value. Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in - first out basis. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment. No Index Bonus is credited on funds transferred from the Indexed Account. The outstanding loan balance at any time includes accrued interest on the Fixed Loan. Interest will be credited to the Loan Account as described in the "Interest Credited Under Loan Account" provision.

If an amount is transferred out of the Indexed Account for a Fixed Loan and within a 12 month period from the date of that transaction, either a premium payment or loan repayment is made, We reserve the right to:

a. allocate the Net Premium Payment and/or Loan Repayment to the Fixed Account, and
b. restrict transfers from the Fixed Account and/or the Sub-Account(s) into the Holding Account for allocation to the Indexed Account.

PARTICIPATING LOAN A loan against the Holding Account Value and Indexed Account Value where an amount equal to the Indebtedness remains in the Holding Account and Indexed Account as allocated at the time the loan is taken, and not transferred to the Loan Account. The amount available for a Participating Loan is determined as the minimum of:

a. the policy's Surrender Value; or

b. the sum of the Holding Account Value plus Indexed Account Value.

LOAN ACCOUNT An amount equal to the amount of any Fixed Loan will be transferred out of the Fixed Account and/or Sub-Account(s), and if necessary from the Holding Account and the Indexed Account as described in the "Fixed Loan" provision, into the Loan Account. Such amount will become part of the Loan Account Value. The outstanding loan balance at any time includes accrued interest on the loan. Interest will be credited to the Loan Account as described in the "Interest Credited Under Loan Account" provision.

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LOAN REPAYMENT  Indebtedness may be repaid at any time during the lifetime of the Insured. The minimum loan repayment is the Minimum Loan Repayment Amount shown in the Policy Specifications or the amount of the outstanding Indebtedness, if less. For a Participating Loan, Indebtedness will be reduced by the amount of the loan repayment.

For a Fixed Loan, the Indebtedness and the Loan Account Value will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s), and/or Indexed Account in the same proportion in which Net Premium Payments are currently allocated.

INTEREST RATE CHARGED ON PARTICIPATING LOAN Interest charged on the Participating Loan will be at an annual rate as shown on the Policy Specifications, payable in arrears. Interest on a loan is due and payable on each Policy Anniversary but will accrue daily for the purposes of accruing interest on any loan. Interest will also accrue daily for the purpose of calculating any Indebtedness. If You do not pay the interest when it is due, We will add the amount of interest to the loan. We will charge interest on this amount at the Participating Loan Interest Rate Charged as noted in the Policy Specifications.

INTEREST RATE CHARGED ON FIXED LOAN Interest charged on the Fixed Loan will be at an annual rate as shown in the Policy Specifications, payable in arrears. Interest charged on the Fixed Loan accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed In Writing by You and Us. Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) and into the Loan Account, unless both You and We agree otherwise In Writing. If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account. Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in - first out basis. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment. No Index Bonus is credited on funds transferred from the Indexed Account.

INDEBTEDNESS A loan against this policy, unless repaid, will have an effect on the Surrender Value. A loan reduces the Surrender Value while repayment of a loan increases the Surrender Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under this policy.

ANNUAL REBALANCING OF HOLDING ACCOUNT AND INDEXED ACCOUNT DUE TO PARTICIPATING LOAN On each Policy Anniversary, if Indebtedness is greater than the Holding Account Value and Indexed Account Value, amounts will be withdrawn from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) and transferred to the Holding Account until Indebtedness equals the Holding Account Value and Indexed Account Value.

CONVERTING FROM ONE LOAN OPTION TO THE OTHER A conversion from one loan option to the other can be done only once in a twelve-month period and only after twelve months have elapsed from the date of the most recent loan, and the entire loan must be converted. When a loan is converted, interest will be charged at the interest rate in effect for the current loan option until the date of the conversion. From the date of conversion, interest is charged at the interest rate in effect under the new loan option.

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

PARTICIPATING LOAN TO FIXED LOAN On the day the Participating Loan is converted to a Fixed Loan, an amount equal to the loan principal will be transferred from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) into the Loan Account. If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account. Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in - first out basis. If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment. No Index Bonus is credited on funds transferred from the Indexed Account.

FIXED LOAN TO PARTICIPATING LOAN Unless otherwise requested by You and agreed to by Us, when a Fixed Loan is converted to a Participating Loan, the Loan Account Value will be transferred to the Indexed Account according to the Indexed Account Allocations that you have provided.

                         INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE  The dates of coverage under this policy will be as follows:

a. For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the initial premium has been paid and the policy accepted by You (1) while the Insured is living and (2) prior to any change in the Insured's health or any other factor affecting insurability of the Insured as represented in the application for this policy.

b. For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day We approve the application for the increase, decrease, or addition to coverage provided the Insured is living on such day.

c. For any insurance that has been reinstated, the effective date of coverage will be the date as described in the "Reinstatement" provision.

TERMINATION OF COVERAGE All coverage under this policy terminates on the first of the following to occur:

a. a full surrender of this policy;
b. death of the Insured; or
c. failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.

No action by Us after this policy has terminated, including any Monthly Deduction made after termination of coverage, will constitute a reinstatement of this policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS If the Insured dies while this policy is In Force, We will pay Death Benefit Proceeds equal to the greater of:

a. the amount determined under the Death Benefit Option in effect at the time of the Insured's death, less any Indebtedness; or

b. an amount equal to the Accumulation Value on the date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness.

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

DEATH BENEFIT QUALIFICATION TEST This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. Two methods of qualifying as life insurance are the Cash Value Accumulation Test and the Guideline Premium Test, as defined in Internal Revenue Code Section 7702. The Death Benefit Qualification Test for this policy is shown in the Policy Specifications and cannot be changed. Unless You elect otherwise when applying for this policy, the Death Benefit Qualification Test is the Guideline Premium Test.

DEATH BENEFIT OPTIONS The Death Benefit Options available under this policy are as follows:

a. Death Benefit Option 1 (Level): The death benefit equals the Specified Amount on the date of death less any partial surrenders after the date of death.

b. Death Benefit Option 2 (Increasing): The death benefit is the greater of the Specified Amount on the date of death plus the Accumulation Value on the date of death, less any partial surrenders after the date of death; or the Specified Amount on the date of death, multiplied by the Death Benefit Option 2 Factor as shown in the Policy Specifications if Death Benefit Option 2 is elected, less any partial surrenders (i.e. withdrawals) after the date of death.

c. Death Benefit Option 3 (Increase by Premium): The death benefit equals the Specified Amount on the date of death plus the Accumulated Premium as described below on the date of death, less any partial surrenders after the date of death. The Death Benefit Option 3 Limit shown in the Policy Specifications is the maximum death benefit under this option.

The Death Benefit Option on the Policy Date is shown in the Policy
Specifications.

ACCUMULATED PREMIUM FOR DEATH BENEFIT OPTION 3 The Accumulated Premium is determined on each Monthly Anniversary Day and equals the sum of all premiums paid. The Accumulated Premium will never be less than zero. Any premium paid that will cause the death benefit to exceed the Death Benefit Option 3 Limit will be applied to this policy, but will only increase the death benefit up to the Death Benefit Option 3 Limit.

CHANGES IN INSURANCE COVERAGE Upon Your Written Request while the Insured is living, the insurance coverage may be changed as described in this provision. At least 12 months must elapse after an increase before a decrease in Specified Amount can be made.

   a. INCREASES IN SPECIFIED AMOUNT The Specified Amount may be increased subject to evidence of insurability. The Maximum Number of Specified Amount Increases per Policy Year and the Minimum Specified Amount Increase is as shown on the Policy Specifications. You will be notified of any additional Surrender Charges applicable to an increase in Specified Amount as noted under the "Surrender Charge for Full Surrender" provision of this policy. An increase in Specified Amount will automatically increase the Death Benefit Option 3 Limit, if Death Benefit Option 3 is elected.

   b. DECREASES IN SPECIFIED AMOUNT A decrease in Specified Amount may be made subject to the Maximum Number of Specified Amount Decreases per Policy Year shown in the Policy Specifications. The Specified Amount may not be decreased below the Minimum Specified Amount shown in the Policy Specifications. A decrease in Specified Amount will apply first against insurance with the most recent effective date, with the Initial Specified Amount at issue being the last to be decreased. A surrender charge will be applied as specified in the "Surrender" provisions and the Table of Surrender Charges in the Policy Specifications. We will not allow a decrease in Specified Amount below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

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

   c. CHANGES IN DEATH BENEFIT OPTION You may change from Death Option 2 to Death Benefit Option 1. If You do, the Specified Amount will be increased by the greater of the Accumulation Value or the Specified Amount multiplied by 15%. You may change from Death Benefit Option 3 to Death Benefit Option 1. If You do, The Specified Amount will be increased by an amount equal to the Accumulated Premium, up to the Death Benefit Option 3 Limit. We will not allow a change to Death Benefit Option 2 or to Death Benefit Option 3.

   d. PREMIUM CLASS CHANGES Premium Class changes (such as a change in tobacco user status) may occur upon Your request at any time after the first Policy Year, subject to satisfactory evidence of insurability, and prior to the Insured's Attained Age 121.

Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date of approval by Us of the request for the change, unless another date acceptable to Us is requested. This policy may not be split to create more than one individual life insurance policy on the life of the Insured.

                               GENERAL PROVISIONS

ENTIRE CONTRACT This policy, the application for this policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between You and Us. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used in defense of a claim under this policy unless it is contained in the application and a copy of the application is attached to this policy when issued.

Only an authorized Officer of the Company may make or modify this policy.

NON-PARTICIPATION  This policy is not entitled to share in surplus distribution.

NOTICES Any notices or required communications will be sent to Your last known address.

NOTICE OF CLAIM You or someone on Your behalf must provide Us with Due Proof of Death of the Insured In Writing within 30 days or as soon as reasonably possible after the death of the Insured.

PAYMENT OF PROCEEDS  Proceeds mean the amount payable:

a. upon the surrender of this policy; or
b. upon the death of the Insured.

Upon the death of the Insured, while this policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds. Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death of the Insured. We will pay interest on any Death Benefit Proceeds payable only as required by applicable law. If the Insured dies within the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

If this policy is surrendered before the death of the Insured, the Proceeds payable upon surrender will be the Surrender Value.


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

The Proceeds payable under this policy are subject to the adjustments described in the following provisions:

a. Misstatement of Age or Sex;
b. Incontestability;
c. Suicide;
d. Effect of Partial Surrenders on Accumulation Value and Specified Amount;
e. Grace Period;
f. Indebtedness; and
g. Premium Refund at Death.

We may require return of this policy when settlement is made. Proceeds will be paid in a lump sum unless You choose a settlement option We make available.

DEFERMENT OF PAYMENTS Any amounts payable as a result of loans, surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 calendar days after We receive Your request in a form acceptable to Us. However, payment of amounts from the Sub-Accounts may be postponed until the next Valuation Day. Additionally, We reserve the right to defer the payment of such amounts from the Fixed Account, Holding Account and Indexed Account for a period not to exceed 6 months from the date We receive Your Written Request. During any such deferred period, the amount payable will bear interest as required by law. However, We will not defer any payment used to pay premiums on policies with us.

MISSTATEMENT OF AGE OR SEX If the date of birth or sex of the Insured is misstated, We will adjust all benefits to the amounts that would have been purchased at the for the most recent Cost of Insurance charge at the correct Issue Age and sex according to the basis specified in the Table of Guaranteed Maximum Cost of Insurance Rates on the Policy Specifications. No adjustment will be made to the Accumulation Value of the policy.

SUICIDE If the Insured commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid less any Indebtedness and partial surrenders.

If the Insured commits suicide, whether sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be based on the Specified Amount before such increase was made, provided that the increase became effective at least 2 years from the Date of Issue of this policy.

INCONTESTABILITY Except for nonpayment of premium, this policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications. This means that We will not use any misstatement in the application to challenge a claim or contest liability after that time.

Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years. The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.

If this policy is reinstated, the basis for contesting after reinstatement will be:

a. limited for a period of 2 years from the date of reinstatement; and
b. limited to material misrepresentations made in the reinstatement application.


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

ANNUAL REPORT We will send You a report at least once a year without charge. The report will show:

a. the Accumulation Value as of the reporting date;
b. the amounts deducted from or added to the Accumulation Value since the last report;
c. the current death benefit;
d. the current policy values;
e. premiums paid and all deductions made since the last report; and
f. outstanding loans.

PROJECTION OF BENEFITS AND VALUES Upon Your Written Request, We will provide a projection of illustrative future Death Benefit Proceeds and policy values once a year without charge. Additional projections are available at any time upon Written Request. We reserve the right to charge a reasonable service fee for each additional projection You request In Writing above one per year. The fee payable will be the one then in effect for this service.

CHANGE OF PLAN This policy may be exchanged for another policy only if We consent to the exchange and all requirements for the exchange as determined by Us are met.

POLICY CHANGES - APPLICABLE LAW We reserve the right to make changes in this policy or to make distributions from this policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance Written Notice of such changes.

MODIFIED ENDOWMENT Only with Your written consent, provided at the time of application or a later date, will this policy be allowed to become a modified endowment contract under the Internal Revenue Code. Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified endowment contract status, the excess premium will be held in a separate deposit fund and credited with interest and will be used to pay future premium payments. The funds held in the separate deposit fund is not considered part of Your Accumulation Value and any interest may be taxable and you should consult a tax advisor if you have questions regarding this. If You instead elect to have the excess premium refunded to You, We will refund the excess premium to You with interest within sixty days after the end of the Policy Year in which the premium was received. The interest rate used on any refund or credited to the separate deposit fund created by this provision will be a rate of interest that We declare from time to time.

COMPLIANCE WITH THE INTERNAL REVENUE CODE This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. If at any time the premium paid under this policy exceeds the amount allowable for such qualification, We will refund the premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. The interest rate used on any refund will be the excess premium's pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from this policy.

We reserve the right to increase the Death Benefit (which may result in larger charges under a policy) or to take any other action deemed necessary to maintain compliance of the policy with the federal tax definition of life insurance. We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.


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

                     EFFECT OF POLICY ON RIDERS PROVISIONS

EFFECT OF POLICY ON RIDERS Any reference to the following terms contained in any rider attached to this policy will be modified as follows:

a. "Variable Account" will mean "Separate Account" as defined in this policy;

b. "Date of Issue" will mean "Policy Date" as defined in this policy; and

c. "Schedule 4" will mean "Corridor Percentages Table shown in the Policy Specifications".

IMPACT ON A CHANGE OF INSURED BENEFIT RIDER, IF ATTACHED TO THIS POLICY If a Change of Insured Benefit Rider is attached to Your policy "Net Accumulation Value" will mean "Surrender Value" as defined in this policy.

IMPACT ON ACCELERATED BENEFITS RIDER When an Accelerated Benefit Rider is attached to Your Policy, "Cash Value" will mean "Accumulation Value" as defined in this policy. In addition, item (4) of the "Termination" provision is revised to read "Upon the Insured's Attained Age 121".

                     EFFECT OF RIDERS ON POLICY PROVISIONS

EFFECT OF RIDERS ON POLICY PROVISIONS If any riders are attached to and made part of this policy, policy provisions and definitions may be impacted, including those concerning premiums and policy values. READ YOUR POLICY AND RIDERS CAREFULLY.


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

                               SETTLEMENT OPTIONS

When the Insured dies while the policy is In Force, Death Benefit Proceeds may be paid in a lump sum or left with Us for payment under a settlement option that We make available.

The amount applied under an option for the benefit of any Beneficiary must be at least $2,500.00. The amount of each payment under an option must be at least $25.00.

You may make, change or revoke an election at any time while the Insured is alive. Following the death of the Insured, the Beneficiary may elect an option if You have not elected one or if the Death Benefit Proceeds are payable in one sum. A Beneficiary may make a change in payment under a settlement option You elect only if You provided for it in Your election.

A change of Beneficiary automatically cancels a previous election of a settlement option.

If this policy is assigned, the assignee's portion of Death Benefit Proceeds will be paid in one sum. Any balance of Death Benefit Proceeds may be applied under a settlement option.

To the extent allowed by law, all payments under the policy will be free from creditor claims or legal process.

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

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY WITH OPTIONAL INDEXED FEATURES Death Benefit Proceeds payable if the Insured dies while this policy is In Force. Investment results reflected in policy benefits. Non-Participating - Not eligible for dividends. This policy's Indexed Account does not participate in any stock, bond or equity investments. Surrender Value payable upon surrender of the policy. Flexible premiums payable to the Insured's Attained Age 121. Premium Payments and Supplementary Coverages as shown in the Policy Specifications.

LN683